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                                                             Exhibit (a)(1)(xvi)
E-mail

To:      Eligible Infonet Services Corporation Employees
From:    Susan Murray
Date:    January 18, 2002

Dear Infonet Services Corporation Employee:

     On January 7, 2002, you received from Infonet Services Corporation an offer for you to exchange stock options in Infonet's Stock Option Exchange Program. The Stock Option Exchange Program allows you to exchange stock options that have been granted to you under Infonet's 1999 Stock Option Plan or 2000 Omnibus Stock Plan with an exercise price of $13.00 per share or higher for new options to be granted at least six months and one day after February 14, 2002 (the "Offer to Exchange"). The offer also contained other documents related to the offer (collectively, the "Offer Documents").

Since filing the Offer Documents with the United States Securities and Exchange Commission (the "SEC"), we have determined that the Offer to Exchange should be supplemented or amended to reflect the addition of certain information and clarifications that will assist you in making a determination of whether or not to exchange your eligible options. We have made changes to the Offer to Exchange (the "Amended and Restated Offer to Exchange") and have filed it with the SEC. To view the Amended and Restated Offer to Exchange, you can click here and open the Option Exchange Site via Lotus Notes [there will be an icon to click on] or you can access the Option Exchange Site via web browser at http://laxapp.infonet.com/human+resources/option.nsf.

For your convenience, we are summarizing the material changes that we have made to the Offer to Exchange as set forth in the Amended and Restated Offer to
Exchange:

       . We have clarified a typographical error occurring in the Offer to Exchange to reflect that the expiration of the offer, February 14, 2002 at 5:00 p.m. pacific standard time, will occur on a Thursday.

       . In Question Number 6 of the Amended and Restated Offer, we have clarified that an election to exchange does not become irrevocable until Thursday, February 14, 2002 at 5:00 p.m. pacific standard time, unless we extend the offer.

       . In Item Numbers 2 and 8 of the Amended and Restated Offer to Exchange we have provided a discussion of the risk that the sale of a substantial number of shares of our Class B common stock, or the conversion of a significant number of shares of Class A common stock into Class B common stock may cause a decrease in the share price of our Class B common stock.

       . In Item Number 9 of the Amended and Restated Offer to Exchange we have corrected the number of shares purchased by Mr. Whidden on December 21, 2001 under our 2000 Employee Stock Purchase Plan to reflect that he purchased 853 shares of Class B common stock.

       . In Item Number 12 of the Amended and Restated Offer to Exchange we have encouraged employees who reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland or the United Kingdom to consult a tax advisor to learn about the tax consequence of participating in the exchange.

       . In Schedule A to the Amended and Restated Offer to Exchange we have restated the first paragraph to read in its entirety as follows:

                  "Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to

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                  certain limitations, if at any time on or after January 7,
                  2002 and prior to the expiration time any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto, including any action or omission to act by us:"

     The principal terms and conditions of the Offer to Exchange are otherwise unchanged and the timing of the offering period remains the same.

     As stated in the Offer to Exchange, and in the Amended and Restated Offer to Exchange, you have until 5:00 p.m., pacific standard time on Thursday, February 14, 2002 to exchange your eligible options. If you have submitted your options for exchange already, please review the Amended and Restated Offer to Exchange and remember that your withdrawal rights will continue until February 14, 2002, unless we extend the offer.

     If you have any questions about the changes or the Amended and Restated Offer to Exchange, you may contact us on the Stock Option Exchange hotline number-(310) 335-4583 between the hours of 9:00 am-11:00 am pacific standard time Monday-Friday or forward question via email to optionexchange@infonet.com.